Exhibit 97.1
MONROE CAPITAL CORPORATION
Clawback policy
(SECURITIES EXCHANGE ACT OF 1934)

Introduction:

As required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities and Exchange Commission (the “SEC”) adopted Rule 10D-1 (“Rule 10D-1”) and, at the direction of the SEC, the Nasdaq Stock Market (“Nasdaq”) adopted Listing Rule 5608 (the “Listing Standard”, and collectively with Section 10D of the Exchange Act and Rule 10D-1, the “Rule”), which set forth the requirements for recovery of erroneously awarded incentive-based compensation received by current and former executive officers of listed companies in the event of an accounting restatement.

Purpose of the Policy:

While Monroe Capital Corporation (the “Company”) currently does not pay or otherwise award Incentive-Based Compensation1 to Covered Executives, the Company has adopted this Clawback Policy (this “Policy”) to comply with the Rule. The purpose of this Policy is to provide for the recovery of Incentive-Based Compensation erroneously received by Covered Executives in the event of accounting restatements due to material noncompliance with financial reporting requirements and to ensure the Company makes the disclosures required by the Rule.

Overview of the Rule:

The Rule requires the Company (i) to adopt a written policy providing for the recovery of Incentive-Based Compensation erroneously received by Covered Executives during the three completed fiscal years immediately preceding the year in which the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, (ii) to file its policy as an exhibit to its annual report on Form 10-K, (iii) to indicate on the cover page of its annual report on Form 10-K whether the financial statements include correction of an error to previously issued financial statements and whether any error correction is a restatement that requires a recovery analysis of Incentive-Based Compensation under this Policy and (iv) to disclose in its annual report on Form 10-K certain details regarding how it applied this Policy during and after the last completed fiscal year.

ARTICLE I – Clawback Policy – Administration and Procedures

1. Administration of this Policy

Except as specifically set forth herein, this Policy shall be administered by the Board of Directors (the “Board”) of the Company or, if so designated by the Board, a committee thereof composed entirely of independent directors (the Board or such committee, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board (if this Policy is administered by a committee of the Board) or such committees of the Board as applicable and as appropriate as to matters within the scope of such committee’s responsibility and authority. Subject to any limitation of applicable law, the Administrator may authorize and empower any one or more officers of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving any such officer(s)).

2. Covered Executives; Incentive-Based Compensation

This Policy applies to all Incentive-Based Compensation received by a person (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a class of its securities listed on a national securities exchange or a national securities association. The Administrator shall provide notice to and seek written acknowledgement of this Policy from each Covered Executive; provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

This Policy does not apply to incentive-based compensation determined based upon an investment adviser metric that is paid to Covered Executives by the investment adviser.

3. Required Recovery of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Article I, Section 4, during the Applicable Period.

4. Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of “Erroneously Awarded Compensation” subject to recovery under this Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Covered Executive had it been determined based on the restated amounts.

Erroneously Awarded Compensation shall be computed without regard to any taxes paid by the Covered Executive with respect to the Erroneously Awarded Compensation.
For Incentive-Based Compensation based on the Company’s stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

5. Method of Recovery

The Administrator shall determine, in its sole discretion, the timing and method for promptly recovering Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with applicable law, the Administrator may effect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses, other compensation, and/or compensation previously deferred by the Covered Executive.

6. Exceptions to Recovery

The Company will promptly recover Erroneously Awarded Compensation in compliance with this Policy unless the Administrator (or, in the absence of such an Administrator, by a majority of independent directors serving on the Board) has determined that recovery would be impracticable for one of the following reasons:

a.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover based on the expense of recovery, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempts to recover and provide such documentation to Nasdaq.

b.    Recovery would violate home country law where the law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in a violation and provide such opinion to Nasdaq.

c.    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet requirements of 26 U.S.C. §401(a)(13) or 26 U.S.C. §411(a) of the Internal Revenue Code and regulations thereunder.

ARTICLE II – Indemnification

1.No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual or other arrangements with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential clawback obligations under this Policy.

2.    Administrator Indemnification

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

ARTICLE III – Effective Date; Retroactive Application

This Policy shall be effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Article I, Section 5, and subject to applicable law, the Administrator may effect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

ARTICLE IV – Reporting to the SEC; Exhibit Filing Requirement

The Company will comply with applicable SEC reporting and disclosure requirements as set forth in the Rule, including filing a copy of this Policy, and any amendments thereto, as an exhibit to the Company’s annual report on Form 10-K.

ARTICLE V – Definitions

a.“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws of the United States of America, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements (commonly referred to as “Big R” restatement) or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements). An Accounting Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

b.“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee thereof, or the officer or officers of the Company authorized to take such action if action by the Board or a committee thereof is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

c.“Covered Executives” means any current or former executive officer of the Company, including the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer of the Company who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, and any officer within the meaning of 17 C.F.R. 229.401(b). An executive officer of the Company’s parent or subsidiary is deemed a “Covered Executive” if the executive officer performs such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant to the Company. The definition of “Covered Executives” shall be interpreted in accordance with the definition of “Executive Officer” set forth in Rule 10D-1 and the Listing Standard.

d.“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. For the avoidance of doubt, Financial Reporting Measures include but are not limited to the following (and any measure derived from the following): the Company’s stock price; total stockholder return (“TSR”); net asset value; net investment income; net investment gains; profitability; financial ratios; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures; return measures (e.g., return on investment capital; return on assets); earnings measures (e.g., earnings per share); and any of such financial reporting measures relative to a peer group. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

e.“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

ARTICLE VI – Amendment to this Policy

The Company’s Chief Compliance Officer (“CCO”) may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time, and shall amend this Policy as he or she deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

The Board may also amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

ARTICLE VII – Further Information

For further information regarding this Policy, please contact the CCO:

Kristan Gregory
126 East 56th Street, 32nd Floor
New York, NY 10022
kgregory@monroecap.com
(646) 731-3177

Effective as of: October 2, 2023
Adopted as of: November 2, 2023
Last Updated: November 2, 2023